Exhibit 10.22

May 8, 2014

James S. Bourdage, Ph.D

Dear Dr. Bourdage:

I am pleased to offer you a position on my Senior Leadership Team as the Vice President of Bioanalytical Services. With your experience and BASi’s planned growth of the Bioanalytical business, I am confident that you will be a valuable addition to my team.

This letter outlines the compensation and fringe benefits of the position. After you have had a chance to review, I would like for us to determine your start date (Effective Date).

Your base gross salary will be One Hundred and Seventy thousand dollars ($170,000) per year with a targeted Annual Incentive Bonus payout of thirty (30) percent. This variable compensation program is as defined in the BASi’s Annual Incentive Bonus Plan (AIBP) enclosed and is based upon both individual and company-wide performance to goals. This AIBP payout could range between zero percent (if no individual goals are achieved) and 165% of the target.

On the Effective Date, you will receive a grant of options to purchase 10,000 BASi shares under the 2008 Stock Option Plan and an option agreement to be entered into between the Company and yourself as the Employee. The exercise price of the Options shall be the fair market value of the Company's common shares on the trading day prior to the Effective Date (determined as provided in the Option Plan). Twenty five percent (25%) of the Options will vest and become exercisable in four equal annual installments on the first, second, third and fourth anniversaries of the Effective Date.

As an Employee, you will also be entitled to BASi’s benefit package as summarized in the BASi Employee Handbook which accompanies this letter. These benefits include, but are not limited to: group health insurance (PPO or HDHP), dental care, vision care, a 401(k) deferred tax savings plan, an elective flexible spending account, elective supplemental life insurance, and elective short term disability.

In addition to the normal vacation accrual identified in the employee handbook, you will receive an additional five (5) vacation days, available for use per the Employee Handbook, for a total of fifteen (15) days of vacation per year. Please contact Human Resources if you have questions regarding company benefits.

Please note that employment at BASi is at-will which allows that either you or BASi may terminate the employment relationship for any reason at any time. This letter, in addition to the Confidentiality Agreement (copy enclosed) constitutes BASi’s offer in its entirety. Your signature on this offer letter will constitute your formal acceptance.

Please sign the acceptance portion of this offer letter and return the originals to Jill Lynn, the BASi Director of Human Resources, Facilities and Safety, while keeping the enclosed copies for your records.

If you have any questions, please contact me at 765-497-5829 or Jill Lynn at 765-497-8318.

Congratulations! I look forward to welcoming you to the BASi leadership team.

Sincerely,

Jacqueline M. Lemke

President & CEO

BASi

cc:	Jill Lynn, BASi Director of Human Resources, Facilities and Safety

I accept the Vice President of Bioanalytical Services position at BASi as described in the offer letter from Jacqueline M. Lemke, President & CEO, dated May 8, 2014.

14 May 2014
James S. Bourdage, Ph.D.	Date